Exhibit 99.2

Napo Pharmaceuticals, Inc.
Index to Consolidated Financial Statements

i

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Napo Pharmaceuticals, Inc.
San Francisco, California

        We have audited the accompanying consolidated financial statements of Napo Pharmaceuticals, Inc. (a Delaware corporation) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in common stock and stockholders' equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Napo Pharmaceuticals, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred significant operating losses during the year ended December 31, 2016. As described in Note 8 to the financial statements, the Company is in default on its loan agreements. Those conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

San Francisco, California
March 24, 2017, except for Note 15—Additional Subsequent Events, the first and second paragraphs as to which the date is March 31, 2017, the third paragraph as to which the date is June 27, 2017, and the fourth paragraph as to which the date is July 31, 2017

Napo Pharmaceuticals, Inc.

Consolidated Balance Sheets

	Year Ended December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$2,271,745	$689,032
Restricted cash	—	137,115
Accounts receivable, net of allowance for doubtful accounts of $184,660 and $0 at December 31, 2016 and 2015	166,937	120,772
Equity method investment in related party	1,919,999	5,999,998
License fee receivable from related party	—	425,000
Inventory	982,838	—
Prepaid expenses	64,670	54,074

Total Current Assets	5,406,189	7,425,991
Land	396,247	—

Total Assets	$5,802,436	$7,425,991

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$4,316,819	$3,394,374
Deferred revenue	464,892	—
Due to related party	299,648	—
Accrued expenses	2,361,232	2,039,253
Marketing advance	250,000	—
Current portion of long-term debt	52,577,790	1,783,650

Total current liabilities	60,270,381	7,217,277
Settlement liability	2,500,000	2,500,000
Convertible notes, net	1,919,790	—
Financing agreement	—	36,203,421
Long term debt, net	4,419,790	38,703,421

Total liabilities	$64,690,171	$45,920,698

Commitments and Contingencies (Note 7)
Stockholders' Equity (Deficit)
Common stock: $0.0001 par value, 175,000,000 shares authorized at December 31, 2016 and December 31, 2015; 108,202,786 and 108,452,786 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively.	10,819	10,844
Additional paid-in capital	98,539,747	98,539,722
Accumulated deficit	(157,438,301)	(137,045,273)

Total stockholders' equity (deficit)	(58,887,735)	(38,494,707)

Total liabilities and stockholders' equity (deficit)	$5,802,436	$7,425,991

The accompanying notes are an integral part of these financial statements.

Napo Pharmaceuticals, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2016	2015
Revenue, net of allowances	$987,312	$390,953
Cost of revenue	(726,506)	(174,949)

Gross profit	260,806	216,004
Operating expenses
Research and development expense	127,137	1,672,472
Selling, general and administrative expense	2,725,925	2,618,066

Total operating expenses	2,853,062	4,290,538

Loss from operations	(2,592,256)	(4,074,534)

Interest expense, net	(15,609,092)	(8,048,674)
Gain on disposition of related party	—	29,961,150
Impairment of equity method investment in related party	(574,059)	(9,751,974)
Gain on litigation settlement	1,888,319	—
Change in fair value of warrants	—	(267,867)
Loss from equity method investment in related party	(3,505,940)	(2,915,090)

Consolidated net income (loss)	(20,393,028)	4,903,011
Net loss attributable to non-controlling interest	—	406,150

Consolidated net income (loss) attributable to Napo Pharmaceuticals, Inc.	$(20,393,028)	$5,309,161

The accompanying notes are an integral part of these financial statements

Napo Pharmaceuticals, Inc.

Consolidated Statement of Changes in Common Stock and Stockholders' Equity (Deficit)

	Series A Convertible Preferred Stock
			Common Stock
					Additional paid-in capital	Noncontrolling Interest	Accumulated deficit	Total Stockholders' Equity(Deficit)
	Shares	Amount	Shares	Amount
Balances—December 31, 2014	3,015,902	$7,304,914	108,452,786	$10,844	$111,455,067	$(636,583)	$(142,354,434)	$(24,220,192)
Deconsolidation of related party on its issuance of common stock in connection with its initial public offering in May 2015	(3,015,902)	(7,304,914)	—	—	(12,915,345)	1,042,733	—	(19,177,526)
Loss attributable to non-controlling interest	—	—	—	—	—	(406,150)	—	(406,150)
Consolidated net income	—	—	—	—	—		5,309,161	5,309,161

Balances—December 31, 2015	—	—	108,452,786	$10,844	$98,539,722	$—	$(137,045,273)	$(38,494,707)
Net loss	—	—	—	—	—	—	(20,393,028)	(20,393,028)
Cancellation of common stock	—	—	(250,000)	(25)	25	—	—	—

Balances—December 31, 2016	—	$—	108,202,786	$10,819	$98,539,747	$—	$(157,438,301)	$(58,887,735)

The accompanying notes are an integral part of these financial statements.

Napo Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2016	2015
Cash Flows from Operating Activities
Consolidated net income (loss)	$(20,393,028)	$5,309,161
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on disposal of Jaguar Animal Health, Inc.	—	(29,961,150)
Impairment of equity method investment in related party	574,059	9,751,974
Gain on litigation settlement	(1,888,319)	—
Loss from investment in related party	3,505,940	2,915,090
De-consolidation of related party	—	7,272,553
Interest and penalties on notes payable	14,590,719	5,997,784
Gain attributable to noncontrolling interest	—	(406,150)
Changes in assets and liabilities:
Accounts receivable, net of allowances for doubtful accounts	(46,165)	(120,772)
License fee receivable	425,000	1,225,000
Inventory	509,234	—
Prepaid expenses	(10,596)	15,345
Accounts payable	874,816	(124,341)
Deferred revenue	464,892	(23,802)
Due to related party	299,648	—
Accrued expenses	369,608	(890,573)
Marketing advance	250,000	—

Total Cash Provided By (Used In) Operations	(474,192)	960,119

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt, net	1,919,790	—
Payments on notes payable	—	(1,066,716)

Total Cash Provided By (Used In) Financing Activities	1,919,790	(1,066,716)

Net increase (decrease) in cash and cash equivalents	1,445,598	(106,597)
Cash and cash equivalents, beginning of period	826,147	932,744

Cash and Cash Equivalents, End of Period	$2,271,745	$826,147

Supplemental Cash Flow information including Non-Cash Financing and Investing Activities
Interest paid in cash	—	—

The accompanying notes are an integral part of these financial statements

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

1. Organization and Business

        Napo Pharmaceuticals, Inc. ("NPI"), (collectively with its subsidiaries "Napo" or "the Company") was incorporated on November 15, 2001 in Delaware and is focused on licensing, developing and commercialization of propriety specialty pharmaceuticals for the global marketplace in collaboration with development partners.

        In March 2016, Napo settled ongoing litigation with Salix Pharmaceuticals, Inc. (Salix) (now owned by Valeant Pharmaceuticals International) and rights to develop, manufacture and commercialize crofelemer previously licensed to Salix in December 2008 in North America, certain European Union countries and Japan were terminated and returned to Napo, along with certain crofelemer active pharmaceutical ingredient inventory and Mytesi® drug product inventory and land. Napo recorded the inventory received at its manufactured cost and the land at its appraised value and recorded a gain on settlement of litigation.

        Napo's drug product, Mytesi® (crofelemer), which it had developed along with Salix is approved by the FDA for the symptomatic relief of non-infectious diarrhea in adult patients living with HIV/AIDS on anti-retroviral therapy. Napo operates in one segment, pharmaceuticals for human use.

        Jaguar Animal Health, Inc. ("Jaguar") was incorporated on June 6, 2013 in Delaware and on June 11, 2013, Jaguar issued 2,666,666 shares of common stock to Napo in exchange for cash and services. On July 1, 2013, Jaguar entered into an employee leasing and overhead agreement (the "Service Agreement") with Napo, under which Napo agreed to provide Jaguar with the services of certain Napo employees for research and development and the general administrative functions. On January 27, 2014, Jaguar executed an intellectual property license agreement with Napo pursuant to which Napo transferred fixed assets and development materials, and licensed intellectual property and technology to Jaguar (See Note 5). On February 28, 2014, the Service Agreement terminated and the associated employees became employees of Jaguar effective March 1, 2014.

        Jaguar was a majority-owned subsidiary of NPI until the close of its Initial Public Offering ("IPO") on May 18, 2015 (see below). Jaguar was formed to develop and commercialize first-in-class gastrointestinal products for companion and production animals and horses. Jaguar's first commercial product, Neonorm Calf, was launched in 2014.

        On February 8, 2017, Jaguar announced that its Board of Directors had approved a binding letter of intent, subject to certain conditions to acquire Napo. Jaguar will be the surviving entity along with its board of directors and officers (See Note 14).

Initial Public Offering—Jaguar

        On May 18, 2015, Jaguar completed an IPO of its common stock at a price to the public of $7.00 per share. In connection with the IPO, Napo deconsolidated Jaguar on this date due to a reduction in its ownership interest in Jaguar. Subsequent to the IPO, Napo owned approximately 33%, 33% and 19% of the outstanding shares of Jaguar at May 18, 2015, December 31, 2015 and December 31, 2016, respectively. Accordingly, management concluded that Napo is able to have significant influence over the operations of Jaguar. Subsequent to Jaguar's IPO, Napo has accounted for its holding in Jaguar using the equity method of accounting.

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Organization and Business (Continued)

Going Concern

        The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring operating losses since inception and has an accumulated deficit of $157,438,301 as of December 31, 2016. Napo is in default on certain of its liabilities (See Note 8) and the Company expects to incur substantial losses in future periods. Further, the Company's future operations are dependent on the success of the Company's ongoing development and commercialization efforts. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis.

        The merger of Napo and Jaguar is expected to offer greater access to the capital markets because of the combined companies larger market capitalization. If the merger is not consummated for some reason, Napo plans to finance its operations and capital funding needs through licensing activities, equity and/or debt issuances as well as revenue from future product sales. However, there can be no assurance that additional funding will be available to the Company on acceptable terms on a timely basis, if at all, or that the Company will generate sufficient cash from operations to adequately fund operating needs or ultimately achieve profitability. If the Company is unable to obtain an adequate level of financing needed for the long-term development and commercialization of its products, the Company will need to curtail planned activities and reduce costs. Doing so will likely have an adverse effect on the Company's ability to execute on its business plan. These matters raise substantial doubt about the ability of the Company to continue in existence as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The consolidated financial statements include the accounts of Jaguar from January 1, 2015 until its IPO on May 18, 2015. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires the Company's management to make judgments, assumptions and estimates that affect the amounts reported in its financial statements and the accompanying notes. The accounting policies that reflect the Company's more significant estimates and judgments and that the Company believes are the most critical to aid in fully understanding and evaluating its reported financial results are valuation of equity compensation; impairment of long lived assets; deferred taxes and valuation allowances on deferred tax assets; and evaluation and measurement of contingencies. Those estimates could change, and as a result, actual results could differ materially from those estimates.

Concentration of Credit Risk and Cash

        The financial instrument that potentially subjects the Company to a concentration of credit risk is cash that is held at a financial institution of high credit standing. Cash balances are generally in excess

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

of Federal Deposit Insurance Corporation ("FDIC") insurance limits. At December 31, 2016 and 2015 the Company had $1,722,983 and $439,032, respectively, in excess of FDIC insurance limits. At December 31, 2015 the Company had $137,115 in restricted cash related to a control account. A percentage of the royalties payable to Napo from the Salix Collaboration Agreement (See Note 5) were deposited in this account. These funds were used to repay principal on the Financing Agreement (See Note 8). This account was closed in 2016.

Investment in Related Party

        The Company's investment in Jaguar is accounted for using the equity method as the Company has determined that its shareholdings, and related officer and Board member, provided it the ability to exercise significant influence, but not control, over Jaguar subsequent to its IPO. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee between 20% and 50%, although other factors, such as representation on the investee's Board of Directors or having related officers, are considered in determining whether the equity method is appropriate. The Company recorded a loss of $3,505,940 and $2,915,090, respectively, related to its investment in Jaguar for the years ended December 31, 2016 and 2015. For the years ended December 31, 2016 and 2015, Napo recorded an impairment loss of $574,059 and $9,751,974, respectively related to its investment in Jaguar.

Inventories

        Inventories are stated at the lower of cost or market. Napo had no inventory as of December 31, 2015. Napo's inventory at December 31, 2016 consisted of $632,825 of Mytesi® drug product and $350,013 of crofelemer active pharmaceutical ingredient. The Mytesi® drug product is valued at its manufactured cost. The crofelemer active pharmaceutical ingredient was transferred to Napo via its settlement with Salix Pharmaceuticals, Inc. (See Note 12) and is valued at the invoiced price paid by Salix.

        Napo adjusts its inventory valuation when conditions indicate that the net realizable value is less than cost due to physical deterioration, usage, obsolescence, reductions in estimated future demand or reduction in selling price. There were no inventory write-downs in the year ended December 31, 2016.

Land

        Land represents property acquired in settlement of the Salix Litigation (See Notes 6 and 12).

Debt Issuance Costs

        Debt discount and legal costs related to the issuance of convertible debt at December 31, 2016 are shown as a reduction of the carrying value of the debt and will be amortized as interest expense over the term of the related debt using the straight-line method, which approximates the effective interest method.

Research and Development Expense

        Napo incurred limited research and development activities in the years ended December 31, 2015 and 2016. Research and development expense consists of expenses incurred in performing research and

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

development activities including related salaries and the costs of consultants. Research and development expense is charged to operating expense in the period incurred. Napo does anticipate that such costs will increase significantly in the coming years.

Revenue Recognition

        Napo sells its drug product, Mytesi®, on consignment through one distributor, that in turn sells to various wholesalers in the United States. Sales to the wholesalers are made under agreements that may provide price adjustments and rights of return prior to sell through. Until Napo develops sufficient sales history and pipeline visibility, revenue recognition is deferred until products are sold by the wholesaler to the wholesaler's customers. The Company had $987,312 and $390,953 of revenue (including royalties received) for the years ended December 31, 2016 and 2015, respectively.

        Pursuant to a license agreement with Salix, Napo recorded royalty revenue on a quarterly basis in 2015 and up to March 4, 2016. Royalty revenue was $31,729 and $276,999 in the years ended December 31, 2016 and 2015, respectively. These royalties are recognized in the period in which sales are made by the licensee.

Stock-Based Compensation

        Napo's 2006 Equity Incentive Plan (See Note 9) provides for the grant of stock options, restricted stock and restricted stock unit awards.

        Napo has not issued any stock options during the years ended December 31, 2016 and 2015. All option awards were fully vested prior to January 1, 2015. Napo issued restricted stock units to employees, directors and consultants annually in the years 2008-2013 and again in 2015 and 2016. The Company has determined that the fair value of RSUs vested during 2015 and 2016 to be diminimus.

Classification of Securities

        The Company applies the principles of ASC 480-10 "Distinguishing Liabilities from Equity" and ASC 815-40 "Derivatives and Hedging—Contracts in Entity's Own Equity" to determine whether financial instruments such as warrants, contingently issuable shares and shares subject to repurchase should be classified as liabilities or equity and whether beneficial conversion features exist. At December 31, 2016 and 2015 all such financial instruments were classified as equity.

Income Taxes

        The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company's tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

        The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related net interest and penalties.

Recent Accounting Pronouncements

        In August 2016, the FASB issued Accounting Standards Update No. 2016-15, Statement of Cash Flows (Topic 230) ("ASU No. 2016-15"). ASU No. 2016-15 addresses how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU No. 2016-15 is effective for the Company in the first quarter of 2018, with early adoption permitted, and is to be applied using a retrospective approach. The Company is expected to adopt the provisions of ASU 2016-15 on January 1, 2017, and the provisions are not expected to have a material impact on the Company's financial position or results of operations.

        In June 2016, the FASB issued Accounting Standards Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326) ("ASU No. 2016-13"). ASU No. 2016-13 revises the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU No. 2016-13 is effective for the Company in the first quarter of 2020, with early adoption permitted, and is to be applied using a modified retrospective approach. The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2016-13.

        In March 2016, the FASB issued Accounting Standards Update No. 2016-06, Derivatives and Hedging—Contingent Put and Call Options in Debt Instruments (Topic 815) ("ASU No. 2016-06"). ASU No. 2016-06 clarifies the steps required to assess whether a call or put option meets the criteria for bifurcation as an embedded derivative. Effective April 3, 2016, the Company adopted the provisions of ASU No. 2016-06 on a prospective basis. The adoption of the provisions of ASU No. 2016-06 did not materially impact the Company's consolidated financial position or results of operations.

        In January 2016, the FASB issued Accounting Standards Update No. 2016-01, Financial Instruments—Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825) ("ASU No. 2016-01"). ASU No. 2016-01 revises the classification and measurement of investments in certain equity investments and the presentation of certain fair value changes for certain financial liabilities measured at fair value. ASU No. 2016-01 requires the change in fair value of many equity investments to be recognized in net income. ASU No. 2016-01 is effective for the Company in the first quarter of 2018, with early adoption permitted, and is to be applied prospectively. The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2016-01.

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Income Taxes—Balance Sheet Classification of Deferred Taxes (Topic 740) ("ASU No. 2015-17"). ASU No. 2015-17 requires deferred tax liabilities and assets to be classified as noncurrent in the consolidated balance sheet. ASU No. 2015-17 is effective for the Company in the first quarter of 2017, with early adoption permitted. ASU No. 2015-17 may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Effective October 2, 2016, the Company adopted the provisions of ASU No. 2015-17 on a prospective basis. The adoption of the provisions of ASU No. 2015-17 resulted in a reclassification of deferred tax liabilities and assets from current to noncurrent and did not materially impact the Company's consolidated financial position or results of operations.

        In July 2015, the FASB issued Accounting Standards Update No. 2015-11, Inventory—Simplifying the Measurement of Inventory (Topic 330) ("ASU No. 2015-11"). ASU No. 2015-11 requires an entity to measure inventory within the scope of the update at the lower of cost and net realizable value, and defines net realizable value as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Effective January 1, 2016, the Company adopted the provisions of ASU No. 2015-11 on a prospective basis. The adoption of the provisions of ASU No. 2015-11 did not materially impact the Company's consolidated financial position or results of operations.

        In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU No. 2014-09"). ASU No. 2014-09 supersedes all existing revenue recognition guidance. Under ASU No. 2014-09, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU No. 2014-09 is effective for the Company in the first quarter of 2018, with early adoption permitted in the first quarter of 2017. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption. In March, April, May, and December 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net) ("ASU No. 2016-08"); ASU No. 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing ("ASU No. 2016-10"); ASU No. 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients ("ASU No. 2016-12"); and ASU No. 2016-19, Technical Corrections and Improvements ("ASU No. 2016-19"), respectively. ASU No. 2016-08, ASU No. 2016-10, ASU No. 2016-12, and ASU No. 2016-19 provide supplemental adoption guidance and clarification to ASU No. 2014-09, and must be adopted concurrently with the adoption of ASU No. 2014-09. The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2014-09, ASU No. 2016-08, ASU No. 2016-10, ASU No. 2016-12, and ASU No. 2016-19.

3. Fair Value Measurements

        ASC 820 "Fair Value Measurements," defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Fair Value Measurements (Continued)

inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities;

  •
  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and

  •
  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Liabilities Measured at Fair Value on a Recurring Basis

        At December 31, 2016 and 2015, no liabilities were required to be measured at fair value on a recurring basis. There were no transfers in or out of either Level 1, Level 2, or Level 3 fair value measurements during the years ended December 31, 2016, and 2015.

4. Employee Leasing and Overhead Allocation Agreement

        Effective July 1, 2016, Napo and Jaguar entered into an employee leasing and overhead allocation agreement (the "2016 Service Agreement"). The initial term of the 2016 Service Agreement was from July 1, 2016 to December 31, 2016, and the term has been extended into 2017. In connection with the Service Agreement, Jaguar provided to Napo the services of Jaguar employees, primarily in the areas of supply, manufacturing and quality control. The 2016 Service Agreement stipulated that Napo reimburse Jaguar for a portion of Jaguar's overhead costs.

5. License Agreements

Jaguar Animal Health, Inc.

        On July 11, 2013, Napo entered into an option to license Napo's intellectual property and technology (the "Option Agreement") to Jaguar. Under the Option Agreement, upon the payment of $100,000 in July 2013, Jaguar obtained an option for a period of two years to execute an exclusive worldwide license to Napo's intellectual property and technology to use for its animal health business. The option price was creditable against future license fees to be paid to Napo under the License Agreement (as defined below).

        In January 2014, Jaguar exercised its option and entered into a license agreement (the "License Agreement") with Napo for an exclusive worldwide license to Napo's intellectual property and technology to permit Jaguar to develop, formulate, manufacture, market, use, offer for sale, sell, import, export, commercialize and distribute products for veterinary treatment uses and indications for all species of animals. Jaguar was originally obligated to pay a one-time non-refundable license fee of $2,000,000, less the option fee of $100,000. At the Jaguar's option, the license fee could have been paid in common stock. Milestone payments aggregating $3,150,000 may also be due to Napo based on regulatory approvals of various veterinary products. In addition to the milestone payments, Jaguar will owe Napo an 8% royalty on annual net sales of products derived from the Croton lechleri tree, up to

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

5. License Agreements (Continued)

$30,000,000 and then, a royalty of 10% on annual net sales of $30,000,000 or more. Additionally, if any other products are developed, Jaguar will owe Napo a 2% royalty on annual net sales of pharmaceutical prescription products that are not derived from Croton lechleri and a 1% royalty on annual net sales of nonprescription products that are not derived from Croton lechleri. The royalty term expires at the longer of 10 years from the first sale of each individual product or when there is no longer a valid patent claim covering any of the products and a competitive product has entered the market. However, because an IPO of at least $10,000,000 was consummated prior to December 31, 2015, the royalty was reduced to 2% of annual net sales of its prescription products derived from Croton lechleri and 1% of net sales of its nonprescription products derived from Croton lechleri and no milestone payment will be due and no royalties will be owed on any additional products developed.

        The License Agreement also transferred to Jaguar certain materials and equipment.

        Jaguar has agreed under the License Agreement to defend, indemnify and hold Napo, its affiliates, and the officers, directors, employees, consultants and contractors of Napo harmless from and against any losses, costs, damages, liabilities, fees and expenses arising out of any third-party claim related to the Jaguar's gross negligence, breach of covenants or the manufacture, sale or use of the product or products.

        In January 2015, the License Agreement was amended to decrease the one-time non-refundable license fee payable from $2,000,000 to $1,750,000 in exchange for acceleration of the payment of the fee. In 2015, payments totaling $1,225,000 were made, with the balance of $425,000 paid in the quarter ended March 31, 2016, which is included in License Fee Receivable on the Company's balance sheet at December 31, 2015. The revenue related to the License Agreement was recorded by the Company prior to the deconsolidation of Jaguar.

License Agreement with Salix Pharmaceuticals, Inc.

        In December 2008, Napo and Salix Pharmaceuticals, Inc. ("Salix") entered into a collaboration agreement for the development and commercialization of crofelemer for the indications of HIV/AIDs diarrhea, pediatric diarrhea and acute adult infectious diarrhea in North America, most western EU countries and Japan (the "Salix Collaboration Agreement"). Salix also acquired worldwide rights for the development and commercialization of crofelemer for diarrhea predominant irritable bowel syndrome, as well as any other indication of crofelemer for human use. Salix paid an up-front license fee and the Salix Collaboration Agreement called for milestone payments based on regulatory approval and net sales of crofelemer derived products, as well as royalties on the net sales of crofelemer derived products. Other than the indication of crofelemer for HIV/AIDS diarrhea (which ultimately became the FDA approved drug Mytesi®), no other indications of crofelemer were approved.

        In May 2011, Napo sued Salix with regard to Salix's performance under the Salix Collaboration Agreement. In February 2014, Salix prevailed in a jury trial, and Napo appealed the verdict. In March 2016, Napo and Salix entered into a Settlement, Termination, Asset Transfer and Transition Agreement, which settled the ongoing litigation between the parties, terminated the Salix Collaboration Agreement and transferred certain assets and inventory, including with respect to the approved drug Mytesi®, to Napo (See Note 12).

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

5. License Agreements (Continued)

License Agreement with Glenmark Pharmaceuticals Limited

        In 2005 Napo entered into a collaboration agreement with Glenmark Pharmaceuticals Limited (the Glenmark Collaboration Agreement) for the development of crofelemer for the indications of for HIV/AIDS diarrhea, pediatric diarrhea and adult acute infectious diarrhea in approximately 140 countries outside of the United States, Japan, most EU countries and Japan. The Glenmark Collaboration Agreement provides for royalties to be paid to Napo based upon net sales of crofelemer derived products in the licensed territories. In 2011, the parties entered into arbitration proceeding regarding clarification of certain terms as well as disputes over crofelemer development and commercialization activities referred to in the Glenmark Collaboration Agreement. The arbitration was settled in December 2013 (See Note 12).

        Glenmark has obtained marketing approval for the crofelemer derived product for control and symptomatic relief of diarrhea in patients living with HIV/AIDs in two countries in Africa and two in South America. Two of these four countries have also approved the crofelemer derived product for control and symptomatic relief of diarrhea in patients with acute infectious diarrhea. Napo has not received any royalty income from these approvals nor is it aware of any sales made by Glenmark in its licensed territories.

License Agreement with Luye Pharmaceuticals, Inc.

        In 2005, Napo entered into a license agreement with Luye Pharmaceuticals (Luye) for the development of crofelemer for HIV/AIDS diarrhea, pediatric diarrhea and adult acute infectious diarrhea for the People's Republic of China including Macao and Hong Kong. The license agreement provided for Napo to receive royalties on net sales of crofelemer derived products. To date, Luye has not developed crofelemer for any indications in its licensed territory and the Company has not received any royalty income from Luye.

Distribution and Marketing Agreements

        The Company has agreements in place with BexR, a distributor in Texas and as well as a marketing and commercialization advisory firm for the distribution, marketing and sale of Mytesi®, its FDA approved drug product for the systematic relief of non-infectious diarrhea in adult patients living with HIV/AIDs on antiretroviral therapy. The agreements compensate these parties with a percentage of net sales, as defined. As part of the agreement entered into with its distributor, Napo received a marketing advance of $250,000 in June 2016 which was to be repaid quarterly, beginning six months after the advance was made, at a rate equal to 10% of net sales in the first quarter following the six-month period, then 15% of net sales in the next quarter, then 25% of net sales in the next quarter until fully repaid. Napo was to begin repaying the advance from net sales made in December 2016, but in February 2017 entered into an agreement to defer the repayment period to July 2017 to January 2018 (See Note 14). In its agreement with its distributor, Napo agreed to spend $700,000 on product materials and marketing over the first twelve months of the agreement, inclusive of amounts paid to the marketing and commercialization advisory firm mentioned above and the marketing advance.

6. Land

        The Company's land consists of several separate parcels of land that collectively comprise 490 hectares in Peru, which was transferred to Napo in connection with the settlement of the Salix

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Land (Continued)

Litigation (See Note 12) in March 2016. There are Croton lechleri trees growing on the land and in the future, once the Croton lechleri trees are mature, the crude plant latex derived therefrom could be used in connection with the manufacture of crofelemer. The recorded value of the land of $396,247 was based upon a third party appraisal.

7. Commitments and Contingencies

License Agreement with Michael Tempesta

        The Company has entered into a license agreement in October 2002 with Dr. Michael Tempesta. The agreement provides for the payment of a royalty to Dr. Tempesta of between 2% and 4% of net sales of products containing crofelemer or any derivative thereof obtained from any species of the Croton lechleri plant. For the purposes of calculating royalties, "product" is defined as all products for the treatment, maintenance or improvement of human health which are prescription medicines, botanicals, dietary supplements sold for the treatment of diarrhea, Irritable Bowel Syndrome ("IBS") or herpes. This excludes cosmetic products, non-medicinal agricultural products and products for non-human animal health.

Royalty Agreements

  Cap Global LLC

        The Company entered into a royalty agreement with a group of investors in 2009 in exchange for funding to expedite the development of (i) crofelemer for HIV/AIDs diarrhea and (ii) for a pediatric indication of crofelemer. The investors are entitled to receive, collectively, 0.47% of net sales of crofelemer in western territories, including North America, most EU countries and Japan, until such time that they have received cumulatively a total return of $5.2 million.

  Glenmark Pharmaceuticals Limited

        On December 9, 2008, Napo entered into a royalty agreement with Glenmark Pharmaceuticals Limited whereby it agreed to pay Glenmark royalties of 1% of the Net Sales of crofelemer in western territories. This agreement was to remain in effect until such time as Napo is no longer receiving royalties from the sale of crofelemer products in western territories. As of March 2016, Napo stopped receiving royalties from the sale of crofelemer products in western territories.

Healing Forest Conservancy

        Napo entered into a perpetual agreement with the Healing Forest Conservancy ("HFC") pursuant to which Napo has issued to HFC 30,000 common shares in Napo at a purchase price of $0.0001 each and has agreed to pay 2% of the net profit derived from the sale of all of its products to HFC once Napo has achieved net profits after tax over a consecutive period of 6 months. The aim of Napo's arrangement with HFC is, amongst other things, (i) to promote the conservation of the biological diversity of tropical forests, particularly medicinal plants (ii) to promote the survival of cultural diversity of tropical forest peoples, and in particular, their traditional knowledge of medicinal plants, (iii) to develop and implement a process to return financial benefits from net profits made on certain products to collaborating countries and cultural groups, (iv) to promote initiatives addressing total community health for developing and emerging communities; and (v) to lead efforts to encourage sustainable

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Commitments and Contingencies (Continued)

global communication and participation from other organizations, including corporate, non-governmental organizations, governmental agencies, and others. No royalty payments were made to the HFC in the years ended December 31, 2016 and 2015.

Contingencies

        From time to time, the Company may be involved in legal proceedings arising in the ordinary course of business. The Company believes there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on the financial position, results of operations or cash flows.

        Napo entered into a settlement agreement regarding its litigation and the termination of its license agreement with Salix. (See Note 12). The terms of the settlement provide that Salix will receive 15% of the proceeds of any license agreement or royalties from net sales derived from territories in former Salix licensed territories or the sale of the Company (a sale or merger with Jaguar is excluded) after the first $36 million of proceeds.

        The Company has committed to spend a minimum of $700,000 on product materials and marketing the first twelve months of its agreement with its distributor ending April 14, 2020 (See Note 5).

        Napo has three subsidiary companies (the Subsidiary Companies) in India. These entities have had limited operations for several years, however certain of them have deficit balances. In connection with funding arrangements entered into by an investor in the Subsidiary Companies, the investor may require the Subsidiary Companies to redeem certain assets and distribute the proceeds to the investor. Napo believes that assets subject to redemption have little or no value, however the investor may require redemption for certain administrative or legal purposes. Under Indian law an entity may not make distributions to investors if they are in a net deficit position. While the estimated fair value of the redeemable assets is immaterial, Napo may have to contribute additional funds to the Subsidiary Companies to remove any net deficit in order for the redemption to proceed. Napo estimates that amount of such contribution, if any, to the Subsidiary Companies would be $250,000 or less (See Note 14).

8. Debt and Warrants

        The following is a summary of the debt issued by Napo.

Litigation Debt

        In December 2011 and April 2013, Napo entered into a Forward Purchase Agreement(s) (together, the "Agreements") with a third party (the "Purchaser") to provide funding for Napo's litigation activities with Salix and its arbitration with Glenmark Pharmaceuticals Limited. The terms of the Agreements included a return on funds advanced, depending upon the amount of time lapsed from the initial funding, in the event Napo was successful in any part of its litigation or arbitration. In October 2014, after a successful outcome in the litigation, Napo and the Purchaser restructured what had become the existing debt under Agreements into a note (the "Financing Agreement") with a principal amount of $30,000,000 due January 1, 2017, and Napo recognized a gain on the restructuring of the debt. The loan under the Financing Agreement accrues interest monthly at 18% per annum, with monthly accrued interest added to principal on the first day of the following month.

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Debt and Warrants (Continued)

        From July 2014 to March 2016, a portion of the royalties received by Napo from the Salix Collaboration Agreement was paid into a control account for the benefit of the Purchaser and such funds reduced the outstanding balance on the Financing Agreement. In March 2016, subsequent to the settlement of the litigation with Salix and the return of the licensed assets to Napo, the Purchaser and Napo entered into an amendment to the Financing Agreement which provided for payments by Napo to the Purchaser of 10% of net sales of Mytesi® on a quarterly basis.

        The Purchaser has a security interest (the "Security Interest") on all Napo assets, including 2,666,666 shares of Jaguar owned by Napo. The Financing Agreement requires that any funds Napo receives from sales of assets, recoveries, etc. be used to pay interest or principal on the Financing Agreement.

        All principal and interest on the Financing Agreement was due on January 1, 2017. The outstanding balance owed was $53,597,920, $51,256,639 and $36,203,421 as of March 31, 2017, and December 31, 2016 and 2015, respectively, inclusive of accrued interest added to principal of $23,392,283, $20,588,503 and $5,997,784 at March 31, 2017, December 31, 2016 and December 31, 2015, respectively. The amounts owed under the Financing Agreement will be settled at the closing of the merger pursuant to the Nantucket Settlement Agreement.

Convertible Notes

        In March 2011 Napo entered into three convertible notes (the "Convertible Notes") equaling $1.575 million with an original due date of March 18, 2014 with interest on the outstanding principal amount bearing interest at 20%. The Convertible Notes and underlying principal, interest rates, maturity dates, payment terms, and collateral were amended at various times through January 2016. The first amendment provided that the lenders (the "Lenders") were to receive 100% of the payments made to Napo pursuant to the License Agreement with Jaguar Animal Health, Inc., after the first $250,000 payment to Napo. The first payment of $250,000 was made in 2015. The amended maturity date of the Convertible Notes was June 30, 2015.

        In October 2015, the Lenders and Napo entered into a further amendment of the Convertible Notes. As part of the amendment, the Lenders agreed to reduce the level of payments made by Napo to 50% of the payments received by Napo from Jaguar Animal Health, Inc. under the License Agreement. The interest on the Convertible Notes was then increased from 12% to 15%, as of April 1, 2015 because Napo had made no interest payments as required beginning on April 1, 2015. All other terms remained the same.

        In January 2016, effective as of December 31, 2015, the Lenders and Napo agreed to a reduction of $100,000 in the payment due to the Lenders as of December 31, 2015 from Napo's License Agreement with Jaguar Animal Health, Inc. and that $100,000 would be added to the next payment to be made by Napo to the Lenders on March 31, 2016 when Napo received its final payment under the License Agreement.

        In connection with the amendments made to the Convertible Notes, the Company has issued warrants to the lenders at various times. As of December 31, 2016 and 2015, the Convertible Note Lenders collectively hold warrants to purchase 1,916,137 shares of common stock.

        The Convertible Notes have certain covenants prohibiting investments in new subsidiaries and, restrict the issuance of stock compensation to Napo employees, consultants or others without the

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Debt and Warrants (Continued)

express written consent of Dorsar Investment Company, one of the Lenders and restrict Napo from incurring any debt with superior rights than those of the Lenders, without their consent. The Convertible Notes have a second lien on Napo assets and a pledge of common stock owned by Lisa A. Conte. Napo cannot distribute to its shareholders any shares Napo owns of Jaguar Animal Health, Inc. The principal balance owed was $1,321,151 and $1,783,650 as of December 31, 2016 and 2015 respectively. The interest due on the principal balance was $653,683 and $442,935 as of December 31, 2016 and 2015, respectively.

Forbearance and December Notes

        In the 4th quarter of 2016, Napo informed its lenders that it would be unable to pay the principal and interest on the Financing Agreement on January 1, 2017 as required. In December 2016, Napo and the Financing Agreement Lender, the Convertible Note Lenders and a third party financing source entered into a forbearance agreement which provides that as long as Napo is not deemed to be in default with the covenants of its existing debt, as amended, then its lenders would forbear on exercising certain of their rights and remedies under the loan agreements during the forbearance period, no later than June 30, 2017. The Forbearance Agreement also provided for January 31, 2017 deadlines for entering into certain agreements including a settlement agreement between Napo and the Financing Agreement Lender, a merger agreement between Napo and Jaguar, and a control agreement for the December Note proceeds between Napo, the December Notes lender and the Financing Agreement Lender (See Note 14).

        In December 2016, Napo entered into a note purchase agreement which provides for the sale of up to $12,500,000 face amount of notes and issued convertible promissory note(s) (the December Notes) in the aggregate face amount of $2,500,000 to three lenders and received proceeds of $2,000,000 which resulted in $500,000 of original issue discount. The carrying amount of the December Notes is reduced by $80,210 on the balance sheet for debt issuance costs. Any subsequent note purchases will be at the sole discretion of the purchaser and will be issued at similar original issue discount as the December Notes.

        The December Notes mature on December 30, 2019 and bear interest at 10% with interest due each six-month period after December 30, 2016. Interest on these notes was immaterial for the year ended December 31, 2016. If Napo merges with Jaguar, at the option of Napo, interest may be paid in cash or in the stock of Jaguar, but if Jaguar is not listed on Nasdaq or the OTC bulletin board, then interest must be paid in cash. If Napo merges with Jaguar, then in each one year period beginning December 30, 2016, up to one-third of the principal and accrued interest on the December Notes may be converted into the common stock of the merged entity at a conversion price of $0.935 per share. The December Notes are secured by a security interest in Napo inventory pursuant to a limited subordination agreement between Napo, the December Note purchasers and the Convertible Note Lenders and the Lender associated with the Financing Agreement. The principal balance owed was $2,500,000 and $0 as of December 31, 2016 and 2015, respectively. The interest due on the principal balance was $1,366 and $0 as of December 31, 2016 and 2015, respectively.

        In December 2016, Napo and the three Convertible Notes holders and certain other creditors reached verbal agreement for the option to convert their debt to Napo common stock upon a merger of Napo and Jaguar at a price later determined to be $0.935 per share. In December 2016, Napo agreed to decrease the exercise price of the warrants to purchase 6,727,443 shares of Napo common

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Debt and Warrants (Continued)

stock held by the Convertible Note Lenders and entities related to one of Convertible Note holders to $0.08 per share, but only in the event Napo consummates a merger with Jaguar. The average exercise price per share of these warrants is currently $0.31 per share. The number of shares underlying the warrants will decrease pursuant to the proposed merger terms. However, the ultimate number of shares underlying the warrants as well as the lower exercise price of $0.08 per share is subject to the closing of any acquisition of between Napo and Jaguar (See Note 14).

        The following table sets forth current and long term maturities of debt at December 31, 2016 and December 31, 2015.

	2016	2015
Current:
Financing Agreement	$51,256,639	$—
Convertible Notes	1,321,151	1,783,650

Total current:	52,577,790	1,783,650

Long term debt:
Financing Agreement	—	36,203,421
Settlement Liability(1)	2,500,000	2,500,000
Convertible Notes, net	1,919,790	—

Total long term:	4,419,790	38,703,421

Total:	$56,997,580	$40,487,071

        The following table sets forth scheduled future principal payments as of December 31, 2016:

Amounts Due in Years Ending December 31,	Principal Amount
2017	$52,577,790
2018	—
2019	2,500,000
Thereafter(1)	2,500,000

Total:	$57,577,790

(1)
Settlement liability is payable out of royalties received from Glenmark Collaboration Agreement. See Note 5 and Note 12. Napo has received no royalties from the Glenmark Collaboration Agreement and is unable to determine when, if ever, such royalties will be received.

9. Stock Compensation

        As of December 31, 2015, the Company had two stock compensation plans. The Napo Pharmaceuticals, Inc. 2001 Equity Incentive Plan (the "2001 Plan"), provides for grants of incentive and nonqualified stock options, restricted stock awards, and stock bonuses to its employees, directors and consultants. At December 31, 2015, there were options to purchase 2,086,532 shares outstanding under the 2001 Plan. All outstanding options under the 2001 Plan expired on various dates in 2016. No

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stock Compensation (Continued)

further grants have been made under the 2001 Plan since June 2006 and the 2001 Plan has been discontinued.

        For the year ended December 31, 2016, Napo's sole stock compensation plan was the Napo Pharmaceuticals, Inc. 2006 Equity Incentive Plan, as amended, (the "2006 Plan") which provides for grants of incentive and nonqualified stock options, restricted stock awards, restricted stock units (RSUs) and stock bonuses to the Company's employees, directors and consultants. Under the 2006 Plan the total number of shares reserved and available for grant is 14,673,650. Under the 2006 Plan, incentive and nonqualified stock options may be granted at a price per share not less than the fair market value at the date of grant. If, at the time an option is granted, the optionee owns stock possessing more than 10 per cent of the total combined voting power of all classes of stock of the Company, the option price shall be 110 per cent of the fair market value of the shares of the date of grant. Options granted generally have a maximum term of ten years from the grant date and become exercisable over two to three years.

        Napo has not recognized any stock compensation for the years ended December 31, 2016 and 2015. All grants of options to purchase common stock vested prior to January 1, 2015. Substantially all such stock options expire in November 2017. Grants of restricted stock units are subject to a number of vesting criteria, in addition to service and those criteria have not been met and may never be met.

        At December 31, 2016 and December 31, 2015 there were options to purchase 2,984,000 and 3,284,000 shares, respectively, at exercise prices of $0.10 to $0.37 per share outstanding under the 2006 Plan and restricted stock units (RSUs) issued, subject to certain restrictions, representing 11,669,832 shares, for a total of 14,673,650 shares issuable under the 2006 Plan.

Overview of Restricted Stock Units

RSU's issued from 2008-2010

        All of the grantees of 12,458,908 RSU's issued between 2008 and 2010 have vested in the service component of the RSU's, however, the common stock underlying the RSU's is not issuable until such time as a liquidity event occurs such as an IPO or a change of control transaction as defined in the 2006 Plan. The RSU's expire on December 31, 2018.

RSU's issued between 2011 and 2013

        Grantees who received the 12,784,165 RSU's issued between 2011 and 2013 have vested in the service component of the RSU's as of the end of the year in which the grants were made, however, there are other restrictions on receiving the underlying shares including the repayment of existing convertible debt which had a principal balance of approximately $1,783,650 at December 31, 2015 and $1,321,150 at December 31, 2016, including the successful resolution of the litigation with Salix Pharmaceuticals, Inc. which as of March 2016 has been satisfied. Grantees may not receive the shares underlying the RSU's until such time as there is an either a liquidity event such as an IPO or a change of control transaction, as defined in the 2006 Plan. All RSU's expire on December 31, 2018, however if the merger of Napo with Jaguar (See Note 14) is consummated then the expiration of the RSU's will be extended pursuant to the terms of the merger agreement.

        Current and former officers and directors of Napo have agreed to place their restricted stock units in a pool as collateral for any indemnification claims regarding Napo's representations and warranties

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stock Compensation (Continued)

contained in the merger agreement, for a period of twelve months following the closing of the acquisition (See Note 14).

        Between 2008 and 2011, the Company granted 14,447,006 RSU grants not covered by a stock compensation plan. In December 2016, the Board of Directors approved RSU grants of 5,110,989 and in April 2016, another grant of RSUs totaling 2,767,039 shares was approved with 6,254,263 of these RSU grants outside of a stock compensation plan, for a total of 20,701,269 RSU grants outside a stock compensation plan. These grants expire December 31, 2018. Management has determined that the fair value of the RSUs granted in 2016 and 2015 was de minimis.

        A summary of the Company's outstanding stock option and RSUs as of December 31, 2016 and December 31, 2015 is below:

Stock Compensation	2016	2015
2001 Plan
Stock options	—	2,086,532
2006 Plan
Stock Options	2,984,000	3,284,000
RSU's	11,669,832	10,946,832
RSU's granted outside Plan(s)
RSU's	20,701,269	18,657,229

Total Stock Compensation	35,355,101	34,974,593

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Stock Compensation (Continued)

Stock Options and Restricted Stock Units

        The following table summarizes incentive plan activity for the years ended December 31, 2016 and 2015:

	Shares Available for Grant	Stock Options Outstanding	RSUs Outstanding	Weighted Average Stock Option Exercise Price
2001 Equity Incentive Plan Balance—December 31, 2014	—	2,320,913	—	$0.27
Additional shares authorized	—	—	—	—
Options Granted	—	—	—	—
Options Cancelled	—	(234,281)	—	$0.085
RSUs Granted	—	—	—	—
RSUs Cancelled	—	—	—	—
2006 Equity Incentive Plan Balance—December 31, 2015	—	2,086,532	—	$0.29
Additional shares authorized	—	—	—	—
Options Granted	—	—	—	—
Options Cancelled	—	(2,086,532)	—	$0.29
Options Exercised	—	—	—	—
RSUs Granted	—	—	—	—
RSUs Cancelled	—	—	—	—
2006 Equity Incentive Plan Balance—December 31, 2016	—	—	—	—
2006 Equity Incentive Plan Balance—December 31, 2014	—	3,284,000	10,046,067	$0.38
Additional shares authorized	—	—	—	—
Options Granted	—	—	—	—
Options Cancelled	—	—	—	—
RSUs Granted	—	—	900,765	—
RSUs Cancelled	—	—	—	—
2006 Equity Incentive Plan Balance—December 31, 2015	—	3,284,000	10,946,832	$0.38
Additional shares authorized	—	—	—	—
Options Granted	—	—	—	—
Options Cancelled	—	(300,000)	—	$0.38
Options Exercised	—	—	—	—
RSUs Granted	—	—	723,000	—
RSUs Cancelled	—	—	—	—
2006 Equity Incentive Plan Balance—December 31, 2016		2,984,000	11,669,832	$0.38

Combined Incentive Plan Balance—December 31, 2016	—	2,984,000	11,669,832	$0.38

Options vested and exercisable—December 31, 2016	—	2,984,000	—	$0.38

RSU's vested and expected to issue—December 31, 2016	—	—	—

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

10. Stockholders' Equity

Common Stock

        Napo's fourth amended and restated certificate of incorporation authorizes Napo to issue 175,000,000 shares of common stock $0.0001 par value. The holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. The number of authorized shares of common stock may be increased or decreased by the affirmative vote of the holders of shares of capital stock of the Napo representing a majority of the votes represented by all shares entitled to vote.

        As of December 31, 2016 and 2015, Napo had reserved shares of common stock for issuance as follows:

	2016	2015
Options issued and outstanding	2,984,000	5,370,532
Options available for grant	—	—
RSUs issued and outstanding	32,371,101	29,604,062
Warrants issued and outstanding	6,727,443	6,727,443

Total	42,082,544	41,702,037

        The following table illustrates the exercise price and expiration date of warrants issued to purchase Napo common stock.

	Shares underlying warrants to purchase Napo common stock	Exercise price	Expiration Date
	411,047	$0.200000	December 31, 2018
	387,849	$0.550000	December 31, 2018
	3,361,080	$0.194163	December 31, 2025
	688,953	$0.200000	December 31, 2025
	1,155,560	$0.550000	December 31, 2025
	722,954	$0.553280	December 31, 2025

Total	6,727,443

11. Related Party Transactions

        Napo owns 2,666,666 shares or 19% and 33% of Jaguar at December 31, 2016 and December 31, 2015, respectively. Napo consolidated the operations of Jaguar in its 2015 financial statements up to the time of Jaguar's initial public offering in May 2015. During 2016, Napo transferred $174,299 of active pharmaceutical ingredient and $37,354 of Mytesi® to Jaguar.

        During the year ended December 31, 2016, Napo was provided certain services by Jaguar. For 2016, Napo recorded $628,867 for such services and $299,648 was owed to Jaguar at December 31, 2016 (See Note 4).

        Napo licensed rights to Jaguar for crofelemer for animal indications in January 2014, as amended in August 2014 and January 2015, in exchange for a license fee and royalties. Napo and Jaguar

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Related Party Transactions (Continued)

currently have an Employee Leasing and Overhead Allocation Agreement between the two companies and have signed a Binding Agreement for the Acquisition of Napo Pharmaceuticals, Inc. (See Notes 1, 4, 5 and 14).

12. Litigation Settlements

Salix

        In May 2011, the Company sued Salix in the New York County Supreme Court of the State of New York with regard to Salix's performance under the Salix Collaboration Agreement. The litigation ultimately went to trial in February 2014 and the jury found for the defendant, Salix. The Company filed an appeal of the litigation. On March 4, 2016, Napo and Salix entered into a Settlement, Termination, Asset Transfer and Transition Agreement—the "Asset Transfer Agreement". The Asset Transfer Agreement settled the litigation between the companies and terminated the Salix Collaboration Agreement. In addition, all rights to crofelemer previously licensed to Salix, including with respect to the FDA approved drug, Mytesi®, were transferred to Napo, along with certain regulatory and other documentation. Napo received inventories of Mytesi® drug product, active pharmaceutical ingredient and crude plant latex (CPL) used in the manufacture of Mytesi®, as well as 490 hectacres of land in Peru for which it recognized a gain on settlement of $1,888,319. In addition, certain existing inventory of CPL is expected to be transferred to Napo in 2017. The Asset Transfer Agreement also provides that Salix (now owned by Valeant Pharmaceuticals International) will receive a portion of the proceeds of any sale of the Company (an acquisition of Napo by Jaguar, that meets the conditions as defined in the Asset Transfer Agreement is excluded) or a portion of any payments made by the Company's licensees, sublicensees or partners of the reverted crofelemer rights or other transferred assets in the former Salix territories, in each case after the deduction of a fixed amount.

Glenmark

        In December 2013, Napo and Glenmark Pharmaceuticals Limited settled an arbitration proceeding between the parties (the Settlement Agreement). In the Settlement Agreement, amongst other things, with respect to Glenmark's unresolved claim for legal fees and costs in the arbitration proceeding, Glenmark and Napo agreed that Napo will make payment to Glenmark in the amount of $2,500,000 in full satisfaction of Glenmark's claim for legal fees and costs in the arbitration. The full payment will be deferred and offset against future royalty payments due under Article 5 of the Glenmark Collaboration Agreement which addresses royalty payments to Napo, with 50% of each royalty payment due to Napo under Article 5 being paid and the other 50% being offset against the amount Napo has agreed to pay for legal fees and costs, until the full $2,500,000 offset. As of December 31, 2016, has received no royalty payments from Glenmark and therefore Napo has made no payments toward the $2,500,000.

13. Income Taxes

        The Company had net loss of $20.4 million and net income of $5.3 million for the years ended December 31, 2016 and 2015, respectively.

        Due to continued losses, and a full valuation allowance, the Company has not recorded a provision for income taxes for the years ended December 31, 2016 and 2015.

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

13. Income Taxes (Continued)

        The Company's effective tax during the years ended December 31, 2016 and 2015, differed from the federal statutory rate primarily as a result of the valuation allowance.

        Net deferred tax assets as of December 31, 2016 and 2015 consist of the following:

	2016	2015
Non-current Deferred Tax Assets:
Net Operating Losses	$33,867,958	$37,375,890
Tax Credits	1,805,927	1,290,964
Investments	(665,035)	(2,290,278)
Other	1,176,169	1,685,825

	36,185,019	38,062,401
Valuation Allowance	(36,185,019)	(38,062,401)

Net Non-current Deferred Tax Assets	$—	$—

        A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. The Company has established a valuation allowance to offset net deferred tax assets as of December 31, 2016 and 2015, due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

        The valuation allowance decreased by approximately $1.9 million during the year ended December 31, 2016 and increased by $2.6 in the year ended December 31, 2015.

        As of December 31, 2016, the Company had federal and California net operating loss carryovers of approximately $85.4 million and $83.1 million, respectively. The federal and California net operating losses will begin to expire in 2033.

        As of December 31, 2016, the Company had federal and California research credit carryovers of approximately $1.3 million and $0.8 million, respectively. The federal research credits will begin to expire in 2033. The California research credits carry forward indefinitely.

        The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforward in certain situations where changes occur in the stock ownership of a company. Due to the Company's cumulative loss position, the Company has not determined whether an ownership change has occurred under these provisions. In the event the Company has had a change in ownership, as defined by the tax law, utilization of the carryforwards could be limited.

14. Subsequent Events

        The Company completed an evaluation of the impact of subsequent events through March 24, 2017, the date these financial statements were issued.

Binding Agreement for the Acquisition of Napo Pharmaceuticals, Inc.

        In February 2017, the Boards of Directors of Napo Pharmaceuticals and Jaguar Animal Health, Inc. approved a Binding Agreement for the Acquisition of Napo Pharmaceuticals, Inc. Jaguar will be the surviving entity along with its board of directors and officers. Shares of Jaguar common stock issued to Napo creditors, warrant holders and others will equal approximately 75% of the diluted

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

14. Subsequent Events (Continued)

shares, subject to certain adjustments, of Jaguar after the merger. The agreement calls for a breakup fee of 2,000,000 restricted common shares of Jaguar if the Merger fails to Close for any reason on, or prior to, July 31, 2017, other than as a result directly or indirectly of (x) lack of stockholder approval by either Party or (y) Napo (i) fails to perform in accordance with the terms and conditions of this Binding Agreement of Terms or the Merger Documents or (ii) fails to abide by or breaches the provisions or representations, warranties and covenants of this Binding Agreement of Terms or the Merger Documents, then on, or before, the close of business on August 7, 2017, Jaguar shall issue 2,000,000 shares of its restricted Common Stock to Napo (adjusted appropriately for stock splits, combinations, reclassifications and the like) (the "Break-Up Fee"). The closing of the merger, in addition to shareholder approval is subject to standard legal and financial due diligence.

March Notes

        On March 1, 2017, Napo entered into a convertible note purchase agreement with two lenders for the funding of $1,050,000 (face amount of $1,312,500) in two $525,000 tranches (face amount $656,250). The notes bear interest at 3% and mature on December 1, 2017. Interest may be paid at maturity in either cash or shares of Jaguar, provided that if Jaguar is not listed on Nasdaq or the Bulletin Board or registered under the Securities Act then interest must be paid in cash. Assuming the funding of $1,050,000, the notes may be exchanged for up to 2,343,752 shares of Jaguar common stock, prior to maturity date assuming that either the merger of Napo and Jaguar has occurred, among other conditions. Napo received funding of $525,000 on March 1, 2017, and recorded $106,250 of original issue discount and $25,000 of debt issuance costs

Second, Third and Fourth Amendments to Forbearance Agreement

        As of January 31, 2017, and February 28, 2017 the Financing Agreement lender, the December Note lenders and the Company entered into the Second and Third Amendments to the Forbearance Agreement. The Second Amendment extended the deadline to February 28, 2017 for entering into certain agreements including a settlement agreement between Napo and the Litigation Note lender, a merger agreement between Napo and Jaguar, and a control agreement between Napo, the December Notes lender and the Litigation Note Lender. The Third Amendment further extended the February 28, 2017 date to March 15, 2017. Such agreements were executed on or before March 15, 2017. The Fourth Amendment, currently being executed, will extend this date to March 31, 2017.

        The Second Amendment to the Forbearance Agreement also amended the terms of the Financing Agreement to allow for unsecured indebtedness in an aggregate original principal amount of $625,000, convertible into shares of common stock of Jaguar flowing the merger of Napo and Jaguar of $0.56 per share.

First, Second and Third Amendments to the December Note Purchase Agreement

        The First Amendment to the December Note Purchase Agreement extended the deadline for the execution of a control agreement for the December Note proceeds to February 28, 2017 which was further extended in the Third Amendment to March 31, 2017.

        The First Amendment also provided for unsecured indebtedness in an aggregate original principal amount of $625,000, convertible into shares of common stock of Jaguar flowing the merger of Napo and Jaguar of $0.56 per share.

Napo Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

14. Subsequent Events (Continued)

        The Second Amendment to the December Note Purchase Agreement also provided for certain restrictions on Napo entering into any business arrangements or other ventures except with Jaguar, and provided for disposition of the breakup fee mentioned in the Binding Agreement above. The Second Amendment also provided for an increased level of funding—See March Notes above.

Second Amendment to Marketing and Distribution Agreement between Napo and BexR

        As of February 27, 2017, Napo and BexR entered into a Second Amendment of the Marketing and Distribution Agreement dated April 16, 2017. The Second Amendment Amended the terms of the repayment of the $250,000 marketing advance BexR made to Napo in June 2016. Napo will now repay the advance beginning in July 2017 over seven months ending in January 2018, with a total repayment amount of $267,500.

        On March 16, 2017, Napo received a communication from the investor in the Subsidiary Companies that it intended to exercise it redemption right (See Note 7).

15. Additional Subsequent Events

Definitive Merger Agreement

        Napo and Jaguar entered into a Definitive Merger Agreement (the "Merger Agreement") on March 31, 2017. The Merger Agreement contains certain conditions to closing, including limitations on outstanding debt and a minimum cash balance requirement.

        In connection with the Merger Agreement Napo entered into settlement agreements on March 31, 2017 with its creditors, lenders and the holders of its warrants and RSUs (collectively the "Settlement Agreements"). The Settlement Agreements provide for the issuance of cash and Jaguar shares and warrants to the creditors, lenders and warrant holders in settlement of their claims.

        On June 27, 2017, Jaguar, Napo and Nantucket entered into an Amendment, Waiver and Consent (the "Consent") related to the Merger Agreement. The Consent provides that Jaguar i) can issue an additional convertible note of up to $2,155,000; ii) can issue additional common stock providing proceeds of approximately $926,053; iii) provides for adjustments to the number of Tranche B shares and Tranche C shares as defined in the Merger Agreement. Additionally, the Consent provides that Jaguar waive the conditions to the Merger Agreement regarding Napo's trade payables and other unsecured indebtedness and minimum cash balance requirement. Jaguar, Napo and Nantucket also consented to an increase in authorized common shares of Jaguar to 310 million shares consisting of 250 million shares of common stock, 50 million shares of convertible non-voting common stock and 10 million shares of preferred stock.

        On July 31, 2017 the merger between Napo and Jaguar was completed.